                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*


                            Allegiance Telecom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    01747T102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  Rule 13d-1(b)
           ---
                  Rule 13d-1(c)
           ---
            X     Rule 13d-1(d)
           ---












                               Page 1 of 48 Pages

-------------------                                                 ------------
CUSIP No. 01747T102                     13G                         Page 2 of 48
-------------------                                                 ------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Madison Dearborn Capital Partners II, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) [ ]
                                                                   (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        10,302,247 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------                                                ------------
CUSIP No. 01747T102                     13G                        Page 3 of 48
-------------------                                                ------------

===============================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Madison Dearborn Partners II, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        10,302,247 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------                                                 ------------
CUSIP No. 01747T102                     13G                         Page 4 of 48
-------------------                                                 ------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Madison Dearborn Partners, Inc.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        10,302,247 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           CO
================================================================================

-------------------                                                 ------------
CUSIP No. 01747T102                     13G                         Page 5 of 48
-------------------                                                 ------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Capital Partners III, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        9,086,259 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        9,086,259 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,086,259 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           18.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------                                                 ------------
CUSIP No. 01747T102                     13G                         Page 6 of 48

-------------------                                                 ------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           MSCP III, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        10,302,247 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN; IA
================================================================================

-------------------                                                 ------------
CUSIP No. 01747T102                     13G                         Page 7 of 48
-------------------                                                 ------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Capital Partners III, Inc.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES

                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY

                                        10,302,247 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING

                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH

                                        10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           CO; IA
================================================================================

-------------------                                                 ------------
CUSIP No. 01747T102                     13G                         Page 8 of 48
-------------------                                                 ------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Dean Witter & Co.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        10,302,247 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,302,247 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           20.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           CO; IA
================================================================================

-------------------                                                 ------------
CUSIP No. 01747T102                     13G                         Page 9 of 48
-------------------                                                 ------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Morgan Stanley Capital Investors, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        285,715 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        285,715 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           285,715 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------                                                -------------
CUSIP No. 01747T102                     13G                        Page 10 of 48
-------------------                                                -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           MSCP III 892 Investors, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        930,273 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        930,273 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           930,273 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.8% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------                                                -------------
CUSIP No. 01747T102                     13G                        Page 11 of 48
-------------------                                                -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Battery Ventures IV, L.P.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        2,099,527 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        2,099,527 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,099,527 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------                                                -------------
CUSIP No. 01747T102                     13G                        Page 12 of 48
-------------------                                                -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Battery Investment Partners IV, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        31,972 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        31,972 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           31,972 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .06% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           LLC
================================================================================

-------------------                                                -------------
CUSIP No. 01747T102                     13G                        Page 13 of 48
-------------------                                                -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Battery Partners IV, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES
                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY
                                        2,099,527 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING
                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH
                                        2,099,527 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,099,527 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------                                                -------------
CUSIP No. 01747T102                     13G                        Page 14 of 48
-------------------                                                -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Robert G. Barrett
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES

                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY

                                        2,131,449 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING

                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH

                                        2,131,449 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,131,449 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                                -------------
CUSIP No. 01747T102                     13G                        Page 15 of 48
-------------------                                                -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Oliver D. Curme
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES

                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY

                                        2,131,449 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING

                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH

                                        2,131,449 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,131,449 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                                -------------
CUSIP No. 01747T102                     13G                        Page 16 of 48
-------------------                                                -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Richard D. Frisbie
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES

                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY

                                        2,131,449 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING

                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH

                                        2,131,449 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,131,449 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                                -------------
CUSIP No. 01747T102                     13G                        Page 17 of 48
-------------------                                                -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Thomas J. Crotty
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES

                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY

                                        2,131,449 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING

                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH

                                        2,131,449 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,131,449 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP No. 01747T102                     13G                       Page 18 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Kenneth P. Lawler
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               NUMBER OF          5     SOLE VOTING POWER
                SHARES

                                        -0-
                                  ----------------------------------------------

             BENEFICIALLY         6     SHARED VOTING POWER
               OWNED BY

                                        2,131,449 (see Item 4 and Exhibit C)
                                  ----------------------------------------------
                 EACH             7     SOLE DISPOSITIVE POWER
               REPORTING

                                        -0-
                                  ----------------------------------------------

                PERSON            8     SHARED DISPOSITIVE POWER
                 WITH

                                        2,131,449 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,131,449 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 19 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Todd A. Dagres
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]

                                                                 (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------


     NUMBER OF             5     SOLE VOTING POWER
      SHARES
                                 -0-
                           ----------------------------------------------------
   BENEFICIALLY            6     SHARED VOTING POWER
     OWNED BY
                                 2,131,449 (see Item 4 and Exhibit C)
                           ----------------------------------------------------
        EACH                7    SOLE DISPOSITIVE POWER
     REPORTING
                                 -0-
                           ----------------------------------------------------

       PERSON              8     SHARED DISPOSITIVE POWER
        WITH
                                 2,131,449 (see Item 4 and Exhibit C)

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,131,449 (see Item 4 and Exhibit C)
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 20 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Frontenac VII Limited Partnership
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) [ ]

                                                              (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------

       NUMBER OF            5     SOLE VOTING POWER
        SHARES
                                  -0-
                            ---------------------------------------------------
      BENEFICIALLY          6     SHARED VOTING POWER
       OWNED BY
                                  4,059,999 (see Item 4 and Exhibit C)
                            ---------------------------------------------------
          EACH              7     SOLE DISPOSITIVE POWER
       REPORTING
                                  -0-
                            ---------------------------------------------------
         PERSON             8     SHARED DISPOSITIVE POWER
          WITH
                                  4,059,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,059,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.1% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 21 of 48
-------------------                                               -------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Frontenac Masters VII Limited Partnership
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]

                                                               (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
--------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARES
                                       -0-
                                 -----------------------------------------------
        BENEFICIALLY             6     SHARED VOTING POWER
         OWNED BY
                                       203,000 (see Item 4 and Exhibit C)
                                 -----------------------------------------------
            EACH                 7     SOLE DISPOSITIVE POWER
         REPORTING
                                        -0-
                                 -----------------------------------------------
           PERSON                8     SHARED DISPOSITIVE POWER
            WITH
                                        203,000 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           203,000 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           .4% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*
           PN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 22 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Frontenac Company VII, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         4,262,999 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           LLC
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 23 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Paul D. Carbery
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         4,262,999 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 24 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           James E. Cowie
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         4,262,999 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 25 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           James E. Crawford III
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         10,900 (see Item 4)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         4,262,999 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         10,900 (see item 4)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,273,899 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 26 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Rodney L. Goldstein
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         4,262,999 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 27 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Martin J. Koldyke
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         4,262,999 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 28 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Martin Laird Koldyke
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         4,262,999 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 29 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Roger S. McEniry
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         4,262,999 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 30 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Laura P.Pearl
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]

                                                             (b) [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         4,262,999 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 31 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Jeremy H. Silverman
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  [ ]

                                                              (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           UK
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         4,262,999 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,262,999 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.5% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 32 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Royce J. Holland Family Limited Partnership
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]

                                                               (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         -0-
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         1,940,552 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         -0-
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         1,940,552 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,940,552 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.9% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 33 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Royce J. Holland
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]

                                                               (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         3,904,685 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         -0-
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         3,904,685 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         -0-
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,904,685 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.8% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 34 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           Thomas M. Lord
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]

                                                               (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         1,822,432 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         -0-
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         1,822,432 (see Item 4 and Exhibit C)
                                   ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         -0-
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,822,432 (see Item 4 and Exhibit C)
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.6% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 35 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           C. Daniel Yost
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]

                                                               (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         1,619,940
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         -0-
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         1,619,940
                                  ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         -0-
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,619,940
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

-------------------                                               -------------
CUSIP NO. 01747T102                 13G                           Page 36 of 48
-------------------                                               -------------

================================================================================
    1      NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
           PERSON:

           John J. Callahan
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]

                                                               (b)  [X]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
           NUMBER OF               5     SOLE VOTING POWER
            SHARES
                                         607,477
                                   ---------------------------------------------
         BENEFICIALLY              6     SHARED VOTING POWER
           OWNED BY
                                         -0-
                                   ---------------------------------------------
             EACH                  7     SOLE DISPOSITIVE POWER
          REPORTING
                                         607,477
                                  ---------------------------------------------
            PERSON                 8     SHARED DISPOSITIVE POWER
             WITH
                                         -0-
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           607,477
--------------------------------------------------------------------------------

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.2% (see Item 4)
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           IN
================================================================================

                                  SCHEDULE 13G

This Schedule 13G is being filed by those persons listed on Exhibit B attached hereto (the "Reporting Persons"), in connection with the shares of Common Stock, par value $.01 per share, of Allegiance Telecom, Inc. (the "Company"). This
Schedule 13G is being filed by the Reporting Persons pursuant to the joint filing provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended (the "Act").

ITEM 1.  SECURITY AND ISSUER.

         (a)      Name of Issuer:

                  Allegiance Telecom, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  1950 Stemmons Freeway
                  Suite 3026
                  Dallas, Texas 75207


ITEM 2.

         (a)      Name of Person Filing:

                  See attached Exhibit B.

         (b)      Address of Principal Business Office:

                  See attached Exhibit B.

         (c)      Citizenship:

                  See attached Exhibit B.

         (d)      Title of Class of Securities:

                  Common Stock, $.01 par value

         (e)      CUSIP Number:

                  01747T102


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR RULE 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]    Broker or Dealer registered under Section 15 of the Act

         (b)      [ ]    Bank as defined in section 3(a)(6) of the Act

         (c)      [ ]    Insurance Company as defined in section 3(a)(19) of the
                         Act

         (d)      [ ]    Investment Company registered under section 8 of the
                         Investment Company Act of 1940

         (e)      [ ]     Investment Adviser in accordance with
                          Section 240.13d-1(b)(1)(ii)(E)

         (f)      [ ]     Employee Benefit Plan or Endowment Fund in accordance
                          with Section 240.13d-1(b)(1)(ii)(F)

         (g)      [ ]     Parent Holding Company or control person in accordance
                          with Section 240.13d-1(b)(1)(ii)(G)

         (h)      [ ]     Savings associations as defined in Section 3(b) of the
                          Federal Deposit Insurance Act

         (i)      [ ]     Church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act of 1940

         (j)      [ ]     Group, in accordance with
                          Section 230.13d-1(b)(1)(ii)(J)

         This Schedule is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) and therefore, none of the above are applicable.


ITEM 4.  OWNERSHIP.

Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act, the beneficial owner of any securities covered by this statement except to the extent of such person's pecuniary interest in shares of Common Stock. See also Exhibit C attached hereto, describing that certain Stock Purchase Agreement dated as of August 13, 1997, among the Company, the Reporting Persons and certain other parties.

All such ownership percentages of the securities reported herein are based upon 50,341,554 shares of Common Stock outstanding as of September 30, 1998, as disclosed in the Company's Quarterly Report filed on Form 10-Q with the Securities and Exchange Commission on November 5, 1998, for the fiscal quarter ended September 30, 1998.

Madison Dearborn Funds

         (a) Amount beneficially owned: Madison Dearborn Capital Partners II, L.P. ("MDCP II") is the direct owner of 10,302,247 shares of Common Stock. MDCP II is managed by its general partner, Madison Dearborn Partners II, L.P. ("MDP"). Dispositive and voting power of securities owned by MDCP II is shared at MDP by an advisory committee of limited partners of MDP and by Madison Dearborn Partners, Inc. ("MDP Inc"), the general partner of MDP. For purposes of Rule 13d-3 of the Act, MDP Inc and MDP may be deemed to have shared voting and dispositive power with respect to the 10,302,247 shares of Common Stock held by MDCP II.

         (b) Percent of class: 20.5%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0-

             shared power to vote or to direct the vote: 10,302,247

             sole power to dispose or to direct the disposition of: -0-

             shared power to dispose or to direct the disposition of: 10,302,247

Morgan Stanley Funds

         (a) Amount beneficially owned: Morgan Stanley Dean Witter & Co. ("Morgan Stanley Dean Witter") owns all of the outstanding shares of Morgan Stanley Capital Partners III, Inc. ("MSCP Inc"), which is the general partner of MSCP III, L.P. ("MSCP LP"), which is the general partner of Morgan Stanley Capital Partners III, L.P. ("MSCP"). For purposes of Rule 13d-3 of the Act, the Morgan Stanley Funds (as defined hereafter) may be deemed to beneficially own, in the aggregate, 10,302,247 shares of Common Stock (MSCP: 9,086,259 shares; MSCP III 892 Investors, L.P.: 930,273 shares; Morgan Stanley Capital Investors,
L.P.: 285,715 shares, such funds being referred to collectively as the "Morgan Stanley Funds"). Each of Morgan Stanley Dean Witter, MSCP Inc and MSCP LP may be deemed to have shared voting and dispositive power with respect to the 10,302,247 shares of Common Stock held by the Morgan Stanley Funds.

         (b) Percent of class: 20.5%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0-

             shared power to vote or to direct the vote: 10,302,247

             sole power to dispose or to direct the disposition of: -0-

             shared power to dispose or to direct the disposition of: 10,302,247

Frontenac Funds

         (a) Amount beneficially owned: Frontenac VII Limited Partnership is the direct owner of 4,059,999 shares of Common Stock and Frontenac Masters VII Limited Partnership (together with Frontenac VII Limited Partnership, the "Frontenac Funds") is the direct owner of 203,000 shares of Common Stock. For purposes of Rule 13d-3 of the Act, Frontenac Company VII, LLC ("Frontenac LLC," which is the general partner of each of the Frontenac Funds) may be deemed to have shared voting and dispositive power with respect to the 4,262,999 shares held by the Frontenac Funds. Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. M.J. Koldyke, Mr. M.L. Koldyke, Mr. McEniry, Ms. Pearl and Mr. Silverman are members of Frontenac LLC with the shared power to indirectly direct the voting of and the disposition of the Common Stock held by the Frontenac Funds. Mr. Crawford also beneficially owns 10,900 shares (10,300 shares held by Mr. Crawford directly and 600 shares held by Mr. Crawford as custodian for his son under the Uniform Gifts to Minors Act).

         (b) Percent of class: 8.5%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0- (10,900 as to Mr. Crawford)

             shared power to vote or to direct the vote: 4,262,999

             sole power to dispose or to direct the disposition of: -0- (10,900 as to Mr. Crawford)

             shared power to dispose or to direct the disposition of: 4,262,999

Battery Funds

         (a) Amount beneficially owned: Battery Ventures IV, L.P. ("Battery IV") is the direct owner of 2,099,527 shares of Common Stock and Battery Investment Partners IV, LLC is the direct owner of 31,972 shares of Common Stock (together with Battery IV, the "Battery Funds"). For purposes of Rule 13d-3 of the Act, Battery Partners IV, LLC (which is the general partner of Battery IV) may be deemed to have shared voting and dispositive power with respect to the 2,099,527 shares held by Battery IV and the Battery Funds may be deemed to beneficially own, in the aggregate, 2,131,449 shares of Common Stock. Mr. Barrett, Mr. Curme, Mr. Frisbie, Mr. Crotty, Mr. Lawler and Mr. Dagres are the member managers of Battery Partners IV, LLC and are member managers of Battery Investment Partners IV, LLC, with the shared power to indirectly direct the voting of and the disposition of the Common Stock held by the Battery Funds.

         (b) Percent of class: 4.2%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: -0-

             shared power to vote or to direct the vote: 2,131,449

             sole power to dispose or to direct the disposition of: -0-

             shared power to dispose or to direct the disposition of: 2,131,449

Royce J. Holland Family Limited Partnership and Royce J. Holland

         (a) Amount beneficially owned: 3,904,685 (1,960,533 shares held by Royce J. Holland directly, 1,940,552 shares held by the Royce J. Holland Family Limited Partnership, of which Mr. Holland is the sole general partner, 1,000 shares held by Mr. Holland's wife and 2,600 shares held by Mr. Holland as custodian for his children under the Uniform Gifts to Minors Act).

         (b) Percent of class: 7.8%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: 3,904,685

             shared power to vote or to direct the vote: -0-

             sole power to dispose or to direct the disposition of: 3,904,685 shared power to dispose or to direct the disposition of: -0-

Thomas M. Lord

         (a) Amount beneficially owned: 1,822,432 (911,216 shares held by Thomas M. Lord directly, and an aggregate of 911,216 shares held by Mr. Lord's spouse and children)

         (b) Percent of class: 3.6%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: 1,822,432 shared power to vote or to direct the vote: -0-

             sole power to dispose or to direct the disposition of: 1,822,432 shared power to dispose or to direct the disposition of: -0-



C. Daniel Yost

         (a) Amount beneficially owned: 1,619,940.

         (b) Percent of class: 3.2%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: 1,619,940

             shared power to vote or to direct the vote: -0-

             sole power to dispose or to direct the disposition of: 1,619,940 shared power to dispose or to direct the disposition of: -0-

John J. Callahan

         (a) Amount beneficially owned: 607,477.

         (b) Percent of class: 1.2%

         (c) Number of shares as to which such person has:

             sole power to vote or to direct the vote: 607,477

             shared power to vote or to direct the vote: -0-

             sole power to dispose or to direct the disposition of: 607,477 shared power to dispose or to direct the disposition of: -0-


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.


ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
                 THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             See Item 4 above.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             See Exhibit C attached hereto.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.


ITEM 10.     CERTIFICATION.

             Not applicable.

                                    EXHIBITS


EXHIBIT A       Joint Filing Agreement

EXHIBIT B       Name Of Person Filing; Address Of Principal Business Office;
                Citizenship

EXHIBIT C       Voting Agreement

EXHIBIT D       Powers of Attorney

                                    SIGNATURE


                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:      February 15, 1999


MADISON DEARBORN CAPITAL PARTNERS II, L.P.
By: Madison Dearborn Partners II, L.P., its general partner
By: Madison Dearborn Partners, Inc., its general partner

By:      /s/ Paul J. Finnegan
   -------------------------------------
Its:         Managing Director
    ------------------------------------


MADISON DEARBORN PARTNERS II, L.P.

By: Madison Dearborn Partners, Inc., its general partner

By:      /s/ Paul J. Finnegan
   -------------------------------------
Its:         Managing Director
    ------------------------------------


MADISON DEARBORN PARTNERS, INC.

By:      /s/ Paul J. Finnegan
   -------------------------------------
Its:         Managing Director
    ------------------------------------

                                   SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999


MORGAN STANLEY CAPITAL PARTNERS  III, L.P.
By: MSCP III, L.P., its general partner
By: Morgan Stanley Capital Partners III, Inc., its general partner

By: /s/ PETER R. VOGELSANG
   -------------------------------------
Its:    Secretary
    ------------------------------------


MSCP III, L.P.
By: Morgan Stanley Capital Partners III, Inc., its general partner

By: /s/ PETER R. VOGELSANG
   -------------------------------------
Its:    Secretary
    ------------------------------------


MORGAN STANLEY CAPITAL PARTNERS III, INC.

By: /s/ PETER R. VOGELSANG
   -------------------------------------
Its:    Secretary
    ------------------------------------


MORGAN STANLEY CAPITAL INVESTORS, L.P.
By: MSCP III, L.P., its general partner
By: Morgan Stanley Capital Partners III, Inc., its general partner

By: /s/ PETER R. VOGELSANG
   -------------------------------------
Its:    Secretary
    ------------------------------------


MSCP III 892 INVESTORS, L.P.
By: MSCP III, L.P., its general partner
By: Morgan Stanley Capital Partners III, Inc., its general partner

By: /s/ PETER R. VOGELSANG
   -------------------------------------
Its:    Secretary
    ------------------------------------


MORGAN STANLEY DEAN WITTER, DISCOVER & CO.

By: /s/ PETER R. VOGELSANG
   -------------------------------------
Its:    Authorized Signatory
    ------------------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 12, 1999


FRONTENAC VII LIMITED PARTNERSHIP
By: Frontenac Company VII, LLC, its general partner

By: /s/ Karen C. Fanelli
   -------------------------------------
Karen C. Fanelli, Under Power of Attorney (attached hereto as Exhibit D)


FRONTENAC MASTERS VII LIMITED PARTNERSHIP
By: Frontenac Company VII, LLC, its general partner

By: /s/ Karen C. Fanelli
   -------------------------------------
Karen C. Fanelli, Under Power of Attorney (attached hereto as Exhibit D)


FRONTENAC COMPANY VII, LLC

By: /s/ Karen C. Fanelli
   -------------------------------------
Karen C. Fanelli, Under Power of Attorney (attached hereto as Exhibit D)


   /s/ Karen C. Fanelli
----------------------------------------
Karen C. Fanelli, under Power of Attorney (attached hereto as Exhibit D) for:

         Paul D. Carbery
         James E. Cowie
         James E. Crawford III
         Rodney L. Goldstein
         Martin J. Koldyke
         Martin Laird Koldyke
         Roger S. McEniry
         Laura P. Pearl
         Jeremy H. Silverman

                                    SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 16, 1999


BATTERY VENTURES IV, L.P.
By:  Battery Partners IV, LLC, its general partner

By: /s/ RICHARD D. FRISBIE
   -------------------------------------
Its: Member Manager
    ------------------------------------


BATTERY INVESTMENT PARTNERS IV, LLC

By: /s/ RICHARD D. FRISBIE
   -------------------------------------
Its: Member Manager
    ------------------------------------


BATTERY PARTNERS IV, L.P.

By: /s/ RICHARD D. FRISBIE
   -------------------------------------
Its: Member Manager
    ------------------------------------



 /s/ RICHARD D. FRISBIE
------------------------------------
Richard D. Frisbie, individually and under Power of Attorney for:

         Robert G. Barrett
         Oliver D. Curme
         Thomas J. Crotty
         Kenneth P. Lawler
         Todd A. Dagres

                                    SIGNATURE


         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 15, 1999



ROYCE J. HOLLAND FAMILY LIMITED PARTNERSHIP

By: /s/ Royce J. Holland
   -------------------------------------
Its: Sole General Partner


/s/ Royce J. Holland
----------------------------------------
ROYCE J. HOLLAND


/s/ Thomas M. Lord
----------------------------------------
THOMAS M. LORD


/s/ C. Daniel Yost
----------------------------------------
C. DANIEL YOST


/s/ John J. Callahan
----------------------------------------
JOHN J. CALLAHAN

                               INDEX TO EXHIBITS

Exhibit
Number            Description
-------           -----------
 A             Joint Filing Agreement

 B             Name Of Person Filing; Address Of Principal Business Office;
                  Citizenship

 C             Voting Agreement

 D             Powers of Attorney